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                                                                     EXHIBIT 8.1



                           Weil, Gotshal & Manges LLP


                           700 Louisiana, Suite 1600


                              Houston, Texas 77002



(713) 546-5000


June   , 1997



FirstCity Financial Corporation


6400 Imperial Drive


Waco, Texas 76712



Ladies and Gentlemen:



     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of HFGI Acquisition Corp., a Delaware corporation ("Merger Subsidiary") and a direct wholly-owned subsidiary of FirstCity Financial Corporation, a Delaware corporation ("FirstCity"), with and into Harbor Financial Group, Inc., a Delaware corporation ("Harbor").



     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated March 26, 1997, by and among FirstCity, Merger Subsidiary and Harbor (the "Merger Agreement"), and Amendment No. 3 to FirstCity's Registration Statement on Form S-4 filed with
the Securities and Exchange Commission (the "SEC") on June   , 1997 (the
"Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of FirstCity, Merger Subsidiary and Harbor.



     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, and (3) the accuracy of (i) the representations made to us by FirstCity and Merger Subsidiary, which are set forth in the Certificate, dated May 27, 1997, delivered to us by FirstCity and Merger Subsidiary, (ii) the representations made to us by Harbor, which are set forth in the Certificate, dated May 27, 1997, delivered to us by Harbor, and
(iii) the representations made to us by certain one percent (1%) stockholders of Harbor, which are set forth in Certificates, dated May 27, 1997, delivered to us by such stockholders.



     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:



          1. The Merger of Merger Subsidiary into Harbor in accordance with the terms of the Merger Agreement constitutes a reorganization within the meaning of section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").



          2. No gain or loss will be recognized by FirstCity, Merger Subsidiary or Harbor as a result of the Merger.



          3. No gain or loss will be recognized by Harbor stockholders on the receipt, pursuant to the Merger, of FirstCity common stock in exchange for their Harbor common stock, (except in respect of cash received in lieu of fractional shares of FirstCity common stock).



          4. Harbor stockholders will have an aggregate basis for the FirstCity common stock received in the Merger equal to the aggregate basis for the Harbor common stock surrendered in exchange therefor (reduced by the amount of such tax basis allocable to fractional shares for which cash is received).



          5. Harbor stockholders will include the holding period for the Harbor common stock surrendered in the Merger in their holding period for the FirstCity common stock received in the Merger, provided that


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     the Harbor shares surrendered were a capital asset in the hands of such holders within the meaning of section 1221 of the Code.



          6. Cash received by a holder of common stock in lieu of fractional shares of FirstCity common stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Harbor common stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such share of Harbor common stock has been held for more than one year at the effective time.



          7. Cash received by a holder of Harbor common stock pursuant to the exercise of dissenters rights will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the basis of the shares of Harbor common stock surrendered. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares of Harbor common stock have been held for more than one year at the effective time.



     We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein. In particular, no opinion is expressed regarding the tax consequences of the payment by Harbor of certain expenses of two of its stockholders in connection with required filings under the Hart-Scott-Rodino Act.



     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in the applicable laws or facts and circumstances surrounding the Merger or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the headings "The Harbor Merger -- Certain Federal Income Tax Consequences of the Harbor Merger" and "Other FirstCity Annual Meeting Matters -- Legal Matters" in the Registration Statement, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.



                                            Very truly yours,



                                            /s/ Weil, Gotshal & Manges LLP



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